Exhibit 99.1

News release

Contact for Media	For Investors

Betsy Palmer	Aaron Bedy/Denise Stone
678-731-2700	908-607-2100
Betsy.palmer@bearingpoint.com	Aaron.bedy@bearingpoint.com
Denise.stone@bearingpoint.com
For immediate release
BEARINGPOINT CURRENTLY TRADING ON THE NYSE ARCA EXCHANGE
McLean, Va., June 20, 2008 – BearingPoint, Inc. (NYSE: BE), one of the world’s largest management and technology consulting firms, confirmed today that on June 18, 2008 its common stock began actively trading on NYSE Arca, a national securities exchange. The Company’s ticker symbol (BE) has not changed and the Company remains listed on the NYSE. Pursuant to the rules of the NYSE, trading in the Company’s stock was transitioned from the NYSE’s floor trading system to the NYSE Arca, the NYSE’s electronic trading platform, when the Company’s stock began trading below $1.05 per share.
The transition of the Company’s stock to NYSE Arca was responsible for a temporary halt in trading on June 18. The Company’s stock can resume trading on the NYSE floor trading system once it trades at or above $1.10 per share for a full trading day. The Company continues to be subject to the rules and regulations of the NYSE and remains in compliance with the continued listing standards of the NYSE. Additionally, the Company wishes to confirm that NYSE Arca is a “national securities exchange” under Section 6 of the Securities Exchange Act of 1934, as amended, and the transition to trading on NYSE Arca produces no effect under any of the Company’s various debentures.
About NYSE Arca
NYSE Arca, a wholly owned subsidiary of NYSE Group, Inc., operates the first open, all-electronic stock exchange in the United States and has a leading position in trading exchange-traded funds and exchange-listed securities. NYSE Arca is also an exchange for trading equity options. NYSE Arca’s trading platform links traders to multiple U.S. market centers and provides customers with fast electronic execution and open, direct and anonymous market access.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has more than 16,000 employees focusing on the Public Services, Commercial Services and Financial Services

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industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on our current expectations, estimates and projections.  Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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